FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Katrina W. Parker, 312/822-5167
Sarah J. Pang, 312/822-6394
CNA APPOINTS LARRY A. HAEFNER CHIEF ACTUARY
CHICAGO, April 9, 2008 — CNA Financial Corporation (NYSE: CNA) announced that, in mid- April 2008, Larry A. Haefner will join CNA. As chief actuary of CNA’s insurance subsidiaries, Mr. Haefner succeeds Michael Fusco who will be leaving CNA after a brief transition period.
“Larry has more than 25 years of actuarial and operations experience at four major property and casualty companies; and we feel confident that the breadth and depth of his experience will further strengthen our leadership team,” said Stephen W. Lilienthal, chairman and chief executive officer, CNA. “As we welcome Larry to CNA, I would like to thank Mike Fusco for his distinguished service as our chief actuary over the past eight years. Under Mike’s leadership, our actuarial team made enormous progress in pricing and reserve analysis, modeling and data quality.”
Mr. Haefner served most recently at Travelers, where he held several leadership positions, including chief actuary for Middle Market Commercial Accounts, Construction, Technology, Public Sector, Excess Casualty, Global Accounts and Oil & Gas. He has also held leadership positions at XL Insurance, OneBeacon Insurance Group and CGU Insurance Companies.
CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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